[EXHIBIT 2.3 - CERTIFICATE OF DESIGNATIONS]

                                TRUEYOU.COM, INC.

                      CERTIFICATE OF DESIGNATION OF POWERS,
              DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING,
              OPTIONAL OR OTHER SPECIAL RIGHTS AND QUALIFICATIONS,
                       LIMITATIONS AND RESTRICTIONS OF THE
                            SERIES A PREFERRED STOCK

                    ----------------------------------------
                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware
                    ----------------------------------------

            TRUEYOU.COM, INC., a Delaware corporation (the "Corporation"), certifies as follows:

            FIRST: Under the authority contained in Article FOURTH of the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), the Board of Directors of the Corporation has classified 5,000 of the 1,000,000 authorized but unissued shares of Preferred Stock of the Corporation, par value $0.001 per share ("Preferred Stock"), as shares of "Series A Preferred Stock."

            SECOND: The following resolution was duly adopted by the Board of Directors of the Corporation on July 1, 2004, and such resolution has not been modified and is in full force and effect on the date hereof:

            RESOLVED, that the Board of Directors hereby creates, from the authorized but unissued shares of Preferred Stock of the Corporation, a series of Preferred Stock consisting of 5,000 shares and having the voting powers, designations, preferences and relative, participating, optional or other rights of the Preferred Stock and the qualifications, limitations and restrictions thereof that are set forth in Article FOURTH of the Certificate of Incorporation and this resolution as follows:

1. DESIGNATION

      The distinctive designation of such series is "Series A Preferred Stock" (hereinafter referred to as the "Series A Preferred Stock").

2. RANK

      The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (a) on a parity with any other series of Preferred Stock hereafter established by the Board of Directors, and (b) prior to the Common Stock, par value $0.001 per share ("Common Stock").

3. DIVIDENDS

      Only such dividends as are declared by the board of directors of the Corporation shall accrue and be paid with respect to the Series A Preferred Stock.

4. LIQUIDATION PREFERENCE

      In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock, liquidating distributions in the amount of Fifty Dollars ($50) per share (as equitably adjusted for any stock dividends, combinations, splits, recapitalizations or similar events with respect to such shares). If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series A Preferred Stock and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of liquidating distribution to which they are entitled, the holders of shares of Series A Preferred Stock shall not be entitled to participate in any distribution of the remaining assets by the Corporation. Under this paragraph 4, a distribution of assets in any dissolution, winding up, liquidation or reorganization shall not include (i) any consolidation or merger of the Corporation with or into any other corporation, or (ii) any dissolution, liquidation, winding up, or reorganization of the Corporation immediately followed by reincorporation of another corporation, provided that in each case effective provision is made in the certificate of incorporation of the resulting or surviving corporation or otherwise for the protection of the rights of the holders of the Series A Preferred Stock. Notice of involuntary liquidation, dissolution or winding up of the Corporation shall be mailed not less than 20 days prior to the date on which such involuntary liquidation, dissolution or winding up is expected to take place or become effective, to the holders of record of the Series A Preferred Stock at their respective addresses as the same appear on the books of the Corporation or supplied by them in writing to the Corporation for the purpose of such notice, but no defect in such notice or in mailing thereof shall affect the validity of the liquidation, dissolution or winding-up.

5. REDEMPTION

            The Series A Preferred Stock shall not be redeemable at the option of the Corporation or at the option of the holders of the Series A Preferred Stock.

6. VOTING RIGHTS

            Except as otherwise required by law, each holder of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series A Preferred Stock so held could be converted at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as required by law or as otherwise set forth herein, all shares of all series of Series A Preferred Stock and all shares of Common Stock shall vote together as a single class. Fractional votes by the holders of Series A Preferred Stock shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) be rounded down to the nearest whole number.

7. CONVERSION RIGHTS

            7.1 The holders of Series A Preferred Stock shall have conversion rights as follows:

            (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the original issue price of such share of Series A Preferred Stock by the conversion price (the "Conversion Price") at the time in effect for a share of such series of Series A Preferred Stock. The original issue price per share of Series A Preferred Stock is $50.00. The Conversion Price per share of Series A Preferred Stock initially shall be $0.05, subject to adjustment from time to time as provided below.

            (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the vote of a majority of the outstanding Series A Preferred Stock.

            7.2 Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price of such Series A Preferred Stock. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 7.1(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Series A Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same, and such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted. In the event of an automatic conversion pursuant to Section 7.1(b), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or the transfer agent for such Series A Preferred Stock; and the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or the transfer agent for such Series A Preferred Stock as provided above, or the holder notifies the Corporation or the transfer agent for such Series A Preferred Stock that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable thereafter, issue and deliver to such address as the holder may direct, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

            7.3 Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to this Section 7, the shares so converted shall be canceled and shall not be reissued by the Corporation.

            7.4 Adjustment of Conversion Price of Series A Preferred Stock. The Conversion Price shall be subject to adjustment from time to time as follows:

            (a) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price of the Series A Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, the Conversion Price of the Series A Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

            (b) Adjustments for Stock Dividends and Other Distributions. In the event the Corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution (excluding repurchases of securities by the Corporation not made on a pro rata basis) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted for in this Section 7 or in connection with a dividend, then and in each such event the holders of Series A Preferred Stock shall receive, at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event.

            (c) Adjustments for Reorganizations, Reclassifications or Similar Events. If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification or otherwise, then each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of Series A Preferred Stock shall have been entitled upon such reorganization, reclassification or other event.

            7.5 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 7, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock to which such adjustment pertains a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's Series A Preferred Stock.

            IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf this 1 day of July, 2004 by an officer of the Corporation who acknowledges that this certificate of designations is the act of the Corporation and that to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts contained in this certificate of designations are true in all material respects.

                                            /s/ Alan Gelband
                                            ----------------
                                              Alan Gelband
                                              President